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                                                                    EXHIBIT 16.1


                              [KPMG LLP LETTERHEAD]



February 25, 2003


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Oceanic Exploration Company (Oceanic) and, under the date of March 1, 2002, we reported on the consolidated financial statements of Oceanic as of and for the years ended December 31, 2001 and 2000. On February 19, 2003, our appointment as principal accountants was terminated. We have read Oceanic's statements included under Item 4 of its Form 8-K dated February 19, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Oceanic's statement that Grant Thornton LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Oceanic's consolidated financial statements.

Very truly yours,

KPMG LLP

/s/ Ted E. Harms

Ted E. Harms
Partner